December 4, 1997



Office of Applications and Report Services
Securities and Exchange Commission
Washington, D.C.  20549

Dear Sir or Madame:

We are transmitting herewith Indiana Energy, Inc.'s
1997 Preliminary Proxy Statement.

Respectfully,


/s/Ronald E. Christian
Ronald E. Christian

REC:tmw


                      SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                   (Amendment No.            )

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     by Rule 14a-6(e)(2))    [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


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                              IEI
                        INDIANA ENERGY, INC.
                     1630 North Meridian Street
                  Indianapolis, Indiana  46202-1496


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JANUARY 28, 1998


TO THE SHAREHOLDERS OF INDIANA ENERGY, INC.

     The annual meeting of shareholders of Indiana Energy, Inc. ("Company") will be held at the principal office of the Company, 1630 North Meridian Street, Indianapolis, Indiana 46202, on Wednesday, January 28, 1998, at 10:30 a.m. (Eastern Standard Time), for the following purposes:

     1. To elect four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected;

     2. To approve a proposed amendment of the Company's Articles of Incorporation to increase the authorized shares of Common Stock to 200,000,000; and

     3. To transact such other business as may properly come before the meeting, or any adjournment of the meeting.

     As allowed by the Company's Code of By-Laws, the board of directors has fixed the close of business on November 24, 1997, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

     It is important that your stock be represented at this meeting to assure a quorum. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to the Company in the accompanying addressed envelope. No stamp is required if mailed in the United States. You have the unconditional right to revoke your proxy at any time before the authority granted by it is exercised.

     By order of the board of directors.


                                   INDIANA ENERGY, INC.



                                   By RONALD E. CHRISTIAN
Indianapolis, Indiana              Secretary and General Counsel
December 5, 1997


                              CONTENTS



PURPOSES OF MEETING
VOTING SECURITIES
PROPOSAL NO. 1:  ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
 1.  THE AUDIT COMMITTEE
 2.  THE COMPENSATION COMMITTEE
 3.  THE NOMINATING COMMITTEE
 4.  THE PUBLIC AND ENVIRONMENTAL AFFAIRS COMMITTEE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTORS' COMPENSATION
PROPOSAL NO. 2: AMENDMENT TO THE ARTICLES OF INCORPORATION COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT
 A. EXECUTIVE COMPENSATION POLICY
 B. COMPONENTS OF EXECUTIVE COMPENSATION
 C. CHIEF EXECUTIVE OFFICER COMPENSATION
 D. COMPENSATION CONSULTANT, TERMINATION BENEFIT AGREEMENTS AND DEDUCTIBILITY OF EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION
    SUMMARY COMPENSATION TABLE
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
CORPORATE PERFORMANCE
    TOTAL RETURN TO SHAREHOLDERS
    RETURN ON EQUITY
RETIREMENT SAVINGS PLAN
RETIREMENT PLANS
EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS
INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY
COST AND METHOD OF SOLICITATION
ANNUAL REPORT
REVOCATION RIGHTS
SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING


                        INDIANA ENERGY, INC.
                     1630 North Meridian Street
                  Indianapolis, Indiana 46202-1496
                           (317) 926-3351

                           PROXY STATEMENT

     The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the board of directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the principal office of the Company, 1630 North Meridian Street, Indianapolis, Indiana, on Wednesday, January 28, 1998, at 10:30 A.M. (Eastern Standard Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about December 5, 1997.

PURPOSES OF MEETING

     As of this date, the only known business to be presented at the 1998 annual meeting of shareholders is the election of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected, and the amendment of the Company's Articles of Incorporation to increase the authorized shares of Common Stock to 200,000,000. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment.

VOTING SECURITIES

     The Company has one class of capital stock outstanding, consisting as of September 30, 1997, of 22,580,543 shares of Common Stock without par value. The holders of the outstanding shares of Common Stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. Only shareholders of record at the close of business on November 24, 1997, will be entitled to vote at the meeting or at any adjournment of the meeting.

     In connection with the Company's acquisition of Richmond Gas Corporation ("Richmond") and Terre Haute Gas Corporation ("Terre Haute"), shares of Common Stock of the Company were issued to certain members of the Anton Hulman, Jr. family, certain corporations controlled by them, certain trusts established for their benefit and certain other persons with personal or business relationships with the family (collectively, the "Hulman Interests"). At September 30, 1997, the Hulman Interests beneficially owned an aggregate of 2,749,952 shares of the Company, which comprised 12.18 percent of the Company's outstanding Common Stock. At September 30, 1997, the following beneficial owners held more than 5 percent of the outstanding Common Stock of the Company, the only class of voting securities outstanding:

                Name and        Number of     Nature of
 Title of      Address of        Shares       Beneficial  Percent
  Class        Beneficial     Beneficially    Ownership    of
                 Owner            Owned                   Class
  Common         Hulman &        1,622,435     Voting &    7.19%
                 Company                       Investment
                 900 Wabash
                 Avenue
                Terre Haute,
               Indiana 47807

As a result of the attribution to certain persons of shares held by Hulman & Company, the following persons are deemed to be beneficial owners of more than 5 percent of the outstanding Common Stock of the
Company:

                   Name of         Number of
    Title of   Beneficial Owner      Shares       Percent of
     Class                        Beneficially       Class
                                     Owned
     Common    Mari H. George      2,056,102         9.11%
     Common    Anton H. George     1,849,202         8.19%
     Common    Katherine M.        1,629,100         7.21%
                    George
     Common    Laura L. George     1,849,202         8.19%
     Common    Nancy L. George     1,629,888         7.22%
     Common    M. Josephine        1,626,895         7.20%
                    George

The number of shares held beneficially by Mari H. George, Anton H. George, Katherine M. George, Nancy L. George and M. Josephine George each includes 1,622,435 shares held by Hulman & Company as to which each, as a director of Hulman & Company, may be deemed to share voting power and investment power. The number of shares held beneficially by Mari H. George and Anton H. George each includes 217,398 shares held by Rose-Hulman Institute of Technology ("Rose-Hulman") as to which Anton H. George, as a member of the Investment Management Committee of the Board of Trustees of Rose-Hulman, and as to which Mari H. George, as a member of the Board of Trustees, may be deemed to share voting power and investment power, and as to which each disclaims beneficial ownership. Laura L. George is the wife of Anton H. George, and the shares listed for her are those beneficially owned by Mr. George. Laura L. George disclaims beneficial ownership of all such shares. The information furnished here regarding beneficial ownership is derived from the Schedule 13D, as amended most recently on June 29, 1994, filed by the Hulman Interests with the Securities and Exchange Commission, Forms 3, 4 and 5 filed through November 15, 1997, and certain acquisitions exempted from reporting requirements involving Ms. Mari H. George and Ms. M. Josephine George under the Company's Automatice Dividend Reinvestment and Stock Purchase Plan. The filing of the Schedule 13D by the Hulman Interests did not affirm the existence of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 or the regulations promulgated under it.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     In connection with the Company's acquisition of Richmond and Terre Haute, the Company entered into a standstill agreement with the Hulman Interests. Under this agreement, the Company agreed to cause one designee of the Hulman Interests to be elected to the board of directors of the Company and, until the termination of the standstill agreement (which is dependent upon the occurrence of certain events specified in the agreement), to include a designee of the Hulman Interests in the slate of nominees recommended by the board at the annual meeting of shareholders at which the term of the original designee expires. At a regular meeting held on August 31, 1990, the board of directors of the Company elected Anton H. George to the board and he currently serves as a member of the board.

     The board of directors of the Company consists of twelve directors divided into three classes as follows: Paul T. Baker, Otto
N. Frenzel III, Don E. Marsh and Richard P. Rechter, who are nominees for election with terms expiring in 2001; Niel C. Ellerbrook, L. K. Evans, Jean L. Wojtowicz and one vacant director position, whose terms expire in 2000; and Lawrence A. Ferger, Anton H. George, James
C. Shook and John E. Worthen, whose terms expire in 1999. The Company is a holding company, and, historically, each of its directors also served as a director of Indiana Gas Company, Inc. ("Indiana Gas"), its principal subsidiary and a regulated gas distribution company. As part of a corporate restructuring that occurred during the past fiscal year, effective May 1, 1997, with the exception of Messrs. Ferger and Ellerbrook, the Company's directors also serve either as a director of Indiana Gas or a director of IEI Investments, Inc. ("Investments"), the Company's subsidiary that serves as the corporate parent for non-regulated business activities. The placement of a portion of the Company's directors on the board of directors of Investments will ensure the participation of those individuals in decision making with respect to non-regulated business activities. Messrs. Ferger and Ellerbrook serve as directors of Indiana Gas and Investments.

     At each annual meeting of shareholders, directors are elected to succeed those whose terms then expire for a term of three years or until their successors are duly qualified and elected. Accordingly, four directors are to be elected by a plurality of votes cast at the annual meeting of shareholders to be held on January 28, 1998.

     The board of directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of three years or until their respective successors are duly qualified and elected. Each of such nominees is now serving as a director of the Company and has signified the willingness to serve if elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee should be unable to serve, the authority granted in the enclosed proxy may be exercised by the proxy holders for the purpose of voting for a substitute nominee. Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption "Meetings and Committees of the Board of Directors." Unless otherwise indicated, each nominee and director has sole investment and voting power with respect to the shares of Common Stock of the Company shown as beneficially owned by that person.


                        Principal Occupation During      Has Been a
    Name and            the Past 5 Years and Other       Director of
    Business       Age  Information (1)                Indiana Gas or
   Location                                                  the
                                                        Company Since
Nominees For Election Whose Terms Will Expire in 2001

PAUL T. BAKER      57   Executive Vice President and        1991
Indianapolis,           Chief Operating Officer of
Indiana                 Indiana Gas since October
                        1997; prior to October 1997
                        and since 1991, Senior Vice
                        President and Chief
                        Operating Officer of Indiana
                        Gas.  Mr. Baker is also an
                        Indiana Gas Director.

OTTO N. FRENZEL    67   Chairman, Executive                 1967
III                     Committee, National City
Indianapolis,           Bank, Indiana, since 1996.
Indiana                 Prior to that time, Chairman
                        of the Board of National
                        City Bank, Indiana.  Mr.
                        Frenzel is an Indiana Gas
                        Director.  He is also a
                        Director of National City
                        Corporation, American United
                        Life Insurance Company,
                        Baldwin & Lyons, Inc.
                        (insurance brokerage firm),
                        and Indianapolis Power and
                        Light Company and IPALCO
                        Enterprises, Inc.

DON E. MARSH       59   Chairman, President and             1986
Indianapolis,           Chief Executive Officer and
Indiana                 Director of Marsh
                        Supermarkets, Inc. Mr. Marsh
                        is an Investments Director.
                        He is also a Director of
                        National City Bank, Indiana
                        and Nash Finch Company.

RICHARD P.         58   Chairman of the Board of            1984
RECHTER                 Rogers Group, Inc.;
Bloomington,            President, Chief Executive
Indiana                 Officer and Director of
                        Rogers Management, Inc.; and
                        President, Chief Executive
                        Officer and Director of  Mid-
                        South Stone, Inc.  Mr.
                        Rechter is an Investments
                        Director.  He is also a
                        Director of Monroe County
                        Bank and Monroe Bancorp.


Directors Continuing in Office Whose Terms Will Expire in 2000

NIEL C.            48   President and Chief                 1991
ELLERBROOK              Operating Officer of the
Indianapolis,           Company since October 1997;
Indiana                 prior to that time and since
                        January 1997, Executive Vice
                        President, Treasurer and
                        Chief Financial Officer; and
                        prior to that time and since
                        1986, Vice President and
                        Treasurer and Chief
                        Financial Officer. President
                        of Indiana Gas since October
                        1997; prior to that time and
                        since January 1997,
                        Executive Vice President and
                        Chief Financial Officer; and
                        prior to that time and since
                        1987, Senior Vice President
                        and Chief Financial Officer.
                        Mr. Ellerbrook is a Director
                        of Indiana Gas and
                        Investments.  He is also a
                        Director of Fifth Third Bank
                        of Central Indiana.

L. K. EVANS        69   Retired.  Prior to 1993 and         1988
Columbus,               since 1991, Vice Chairman
Indiana                 and Director of Arvin
                        Industries, Inc. (an Indiana
                        company serving global
                        markets in more than 100
                        countries); and President and
                        Chief Operating Officer from
                        1987. Mr. Evans is an
                        Indiana Gas Director.  He
                        was also a Director of Irwin
                        Financial Corporation,
                        Columbus, Indiana until
                        April, 1994.

JEAN L.            40   President since 1983 and            1996
WOJTOWICZ               founder of Cambridge Capital
Indianapolis,           Management Corporation (a
Indiana                 consulting and venture
                        capital firm).  Ms.
                        Wojtowicz is an Investments
                        Director.  She is also a
                        Director of Seaboard North
                        American Holdings, Inc.

Directors Continuing in Office Whose Terms Will Expire in 1999


LAWRENCE A.        63   Chairman and Chief Executive        1984
FERGER                  Officer of the Company and
Indianapolis,           Indiana Gas since October
Indiana                 1997; prior to that time and
                        since January 1996,
                        Chairman, President and
                        Chief Executive Officer of
                        the Company and Indiana Gas;
                        and prior to that time and
                        since 1987, President and
                        Chief Executive Officer of
                        the Company and Indiana Gas.
                        Mr. Ferger is a Director of
                        Indiana Gas and Investments.
                        He is also a Director of
                        National City Bank, Indiana.

ANTON H. GEORGE    38   President since December            1990
Indianapolis,           1989 and a Director of
Indiana                 Indianapolis Motor Speedway
                        Corporation (auto racing); and
                        President since January,
                        1994, Executive Vice
                        President since June 1989,
                        and a Director of Hulman &
                        Company (manufacturer and
                        distributor of baking
                        powder).  Mr. George is an
                        Investments Director.  He is
                        also a Director of First
                        Financial Corporation.

JAMES C. SHOOK     66   President, The Shook Agency,        1983
Lafayette,              Inc. (residential,
Indiana                 commercial and industrial
                        real estate brokerage). Mr.
                        Shook is an Investments
                        Director.  He is also a
                        Director of NBD Bank, N.A.,
                        Lafayette Life Insurance
                        Company (a mutual company)
                        and Crossmann Communities,
                        Inc.

JOHN E. WORTHEN    64   President, Ball State               1997
Muncie, Indiana         University, Muncie, Indiana.
                        Mr. Worthen is an Indiana
                        Gas Director.  He is also a
                        Director of First Merchants
                        Corp.

Other executive officers of the Company are Anthony E. Ard, age 56, and Timothy M. Hewitt, age 47. In October 1997, Mr. Ard was made Senior Vice President-Corporate Affairs for the Company. Prior to October 1997 and since 1995, he was Senior Vice President of Corporate Affairs for Indiana Gas. Prior to 1995 and since 1993, he was Vice President of Corporate Affairs for Indiana Gas. Prior to 1993, and since 1988, Mr. Ard was Vice President and Secretary for Indiana Gas and Secretary for the Company. In 1995, Mr. Hewitt was elected Vice President of Operations and Engineering for Indiana Gas. Prior to 1995 and since 1989, he was Vice President of Sales and Field Operations for Indiana Gas.

(1) Includes, but is not limited to, directorships in corporations with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or which are subject to the requirements of Section 15(d) of that Act or in a company registered as an investment company under the Investment Company Act of 1940.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has the following standing committees of the board of directors:

  1.  The Audit Committee.

     The members of this committee are L.K. Evans, chair, Anton
H. George, Jean L. Wojtowicz and John E. Worthen. The committee makes recommendations to the board as to the selection and retention of the independent accountants, reviews the scope, conduct and results of audits performed, and makes inquiry as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems. It further determines that services performed by the independent accountants in addition to the annual audit examination do not impair such accountants' independence in performing the audit examination. Finally, the committee reviews the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company's Internal Audit department. There were two meetings of the committee during the past fiscal year.

  2.  The Compensation Committee.

     The members of this committee are Otto N. Frenzel III, chair, Don E. Marsh and Richard P. Rechter. None of the members is an officer or employee of the Company. The committee has the responsibility of formulating recommendations to the board as to the compensation to be paid to the officers of the Company and its subsidiaries. It also administers the Company's Annual Management Incentive Plan, the Executive Restricted Stock Plan, and the Directors Restricted Stock Plan. There were three meetings of the committee during the past fiscal year.

  3.  The Nominating Committee.

     The members of this committee are Lawrence A. Ferger, chair, Don
E. Marsh and James C. Shook. The duties and powers of the committee are to search for, evaluate and make recommendations to the board of directors as to nominees to be submitted annually to the shareholders for election to the board as well as to fill vacancies occurring from time to time on the board. In that connection, the committee is authorized to act on behalf of the Company and the board in receiving, giving consideration to and making recommendations to the board respecting communications submitted to the Company from shareholders relating to nominees for directors. Such communications must be in writing and with respect to the next annual election must be received by the Company, addressed to the secretary, no later than August 7, 1998. There were two meetings of the committee during the past fiscal year.

     If a shareholder entitled to vote for the election of directors at a shareholders' meeting desires to nominate a person for election to the board of directors of the Company, pursuant to the Company's By-Laws, any such nominations must be made pursuant to notice delivered to, or mailed and received at, the principal office of the Company, not less than 50 days nor more than 90 days prior to the meeting. However, in the event that less than 60 days notice of the meeting is given, the shareholder's notice must be received not later than the tenth day following the date of notice of the meeting. Such shareholder's notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to be named in the proxy statement as a nominee and to serving as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.


  4.  The Public and Environmental Affairs Committee.

     The members of this committee are Richard P. Rechter, chair, and James C. Shook. There is presently one vacancy on this committee. The duties and powers of the committee are to review current policies, programs, procedures and processes of the Company and its subsidiaries affected by public policy and affecting the environment. It also reviews reports from Company management on public policy and environmental matters and monitors compliance with, and trends and emerging policy developments in, business and environmental regulation. In addition, the committee reports to the board of directors on public policy and environmental issues affecting the Company and its subsidiaries. There were two meetings of the committee during the past fiscal year.

     The board of directors of the Company had six meetings during the last fiscal year. Don E. Marsh attended fewer than 75 percent of the aggregate of board meetings and meetings of committees of the board of which he is a member. No other incumbent director attended fewer than 75 percent of the aggregate of board meetings and meetings of committees of the board of which they are members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the federal securities laws, the Company's directors, certain officers, and ten percent shareholders are required to report to the Securities and Exchange Commission, by specific due dates, transactions and holdings in the Company's Common Stock. During the past fiscal year, with the exceptions discussed in the following
paragraph,  all  persons  with  responsibility  for  such   reporting
complied with the requirements of Section 16(a).

      At the end of calendar year 1994, Indiana Gas and Chemical Corp. ("IGCC"), a shareholder of 168,605 shares of the Company's Common Stock, was liquidated. Among IGCC's shareholders was the Joseph R. Cloutier Trust ("Trust"), which is a party to the standstill agreement with the Hulman Interests referenced in "Proposal No. 1: Election Of Directors" on page 3, and which has a reporting obligation under
Section 16(a). In connection with the process of confirming compliance with Section 16(a) during the past fiscal year, the Company became aware that the Trust had received 5,321 shares of the Company's Common Stock at the time of the liquidation of IGCC and that acquisition of shares was not reported to the Securities and Exchange Commission as required by Section 16(a). Upon learning of this omission in reporting, the Company promptly advised the Trust of its reporting obligation, and the Trust has since complied. During this process the Company also became aware that for each quarterly dividend period from December 1, 1991 through June 3, 1996, Ms. M. Josephine George inadvertently did not report acquisitions totaling 449.5 shares of the Company's Common Stock under the Automatic Dividend Reinvestment and Stock Purchase Plan. Upon being apprised of the need to report the acquisitions, Ms. George timely did so.


DIRECTORS' COMPENSATION

     Non-employee directors of the Company and of Indiana Gas or Investments receive combined fees totaling $21,000 per year for service on the boards of these companies. The fees are paid under the Directors Restricted Stock Plan approved by the shareholders at their January 13, 1992, meeting. Under the plan, $7,000 of the combined directors' fees paid by the Company and Indiana Gas or Investments to non-employee directors is in the form of restricted shares of the Company. The restricted shares are issued to each non-employee director at the beginning of their three-year term, and the number of restricted shares is determined by dividing $21,000 ($7,000 for each year) by the per share market price of the Company's stock during the period specified in the plan. Directors may elect to receive the remaining $14,000 in unrestricted shares or in cash. To receive the restricted shares, a director must consent to the restrictions in writing. To elect to receive unrestricted shares instead of cash, a director must provide an irrevocable written election to the secretary of the Company before the beginning of the calendar year for which the election relates. Moreover, if during the calendar year a non-employee is elected to fill a vacancy in the board of directors, under the plan a one time election is permitted to allow the director to receive the balance of that calendar year's compensation in unrestricted shares.

     Restricted shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution until the first to occur of: (1) the expiration of the director's term of office for which the grant relates; (2) the grantee's death or disability; (3) the termination of the grantee's status as a director pursuant to the mandatory retirement policy for directors; (4) the involuntary termination of the grantee's status as a director; (5) approval by a majority of the other directors of the grantee's voluntary termination of his/her status as a director because of the relocation of his/her principal place of residence outside of Indiana; or (6) a change in control of the Company. In no event, however, are the restricted shares transferable and free of restrictions before the expiration of a six-month period beginning the first day of the director's term of office or, if later, the date of issuance of the shares.

     All restricted shares bear a legend citing the restrictions contained in the plan. When the restrictions lapse, the grantee is entitled to have the legend removed from any shares or certificates. Restrictions are lifted automatically upon the expiration of the period to which the restrictions apply. If a director voluntarily terminates his/her status as such before the expiration of the period of restriction, any shares still subject to restriction are immediately forfeited.

     The Company has reserved 71,172 shares for grant under the plan. As of September 30, 1997, 47,945 shares remain in reserve. Those shares may consist of authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market. If any shares subject to the grants are forfeited, the forfeited shares become available for reissuance under the plan.

     The board may amend, modify, alter or terminate the plan at any time. Amendments, modifications or alterations which would: (1) increase the number of shares reserved for issuance under the plan,
(2) materially modify the class of individuals to whom grants of shares may be made, (3) materially modify the manner in which shares are granted, or (4) materially increase the benefits accruing to grantees under the plan, must be approved by the Company's shareholders.

     Non-employee directors also receive a fee of $500 for each Company board meeting attended and $500 for each board meeting of Indiana Gas or Investments attended. Each non-employee member of a committee of the board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee chair of a committee is paid an additional fee of $1,000 for each meeting attended.

     There is an unfunded plan under which non-employee directors may defer all or any part of fees received in cash until the occurrence of certain conditions specified in the plan. Under the plan, which has been in place since fiscal year 1995, at the election of the participant, amounts deferred are considered for accounting purposes to either be invested in Company Common Stock (Stock Fund) or utility bonds (Bond Fund), with a return measured pursuant to a formula specified in the plan. Amounts deferred under the Stock Fund are tracked as phantom units of Company Common Stock and the account value changes when the Company pays dividends, as well as when the Common Stock price fluctuates. Amounts deferred under the Bond Fund earn a return equal to the mean between the high and low of the Corporate Bond Yield averages, Average Public Utility (aa rated), for the past twelve (12) months reported in Moody's Bond Survey in its published issue in the November preceding the January 1, on which the rate is to come into effect. The rate changes each January 1.

PROPOSAL NO. 2:  AMENDMENT TO THE ARTICLES OF INCORPORATION

     The board of directors deems it advisable, and thus proposes to amend the Company's Articles of Incorporation (the "Articles") to increase the authorized shares of Common Stock from 64,000,000 shares to 200,000,000 shares. Thus, Article 4, as amended, would state:

                              ARTICLE 4

                          Number of Shares

     The Corporation shall have authority to issue a total of Two
Hundred and Four Million (204,000,000) Shares.

     Section 5.01 of the Articles provides for the authority to issue 4,000,000 shares of Preferred Stock and Section 5.02 of the Articles provides that all of the remaining shares that the Corporation has authority to issue constitute Common Stock. Accordingly, the amendment will have the effect of increasing the authorized shares of Common Stock of the Company from 64,000,000 to 200,000,000.

     All attributes of the additional authorized but unissued shares of Common Stock would be the same as those of the currently outstanding shares of Common Stock. The increase in authorized shares will not affect shareholders' equity in the Company or the capital or surplus accounts of the Company.

     On September 30, 1997, the number of outstanding shares of Common Stock was 22,580,543; the number of shares of Common Stock reserved for issuance under the Company Executive Restricted Stock
Plan was 541,498; the number of shares of Common Stock reserved for issuance under the Company Directors Restricted Stock Plan was
71,172; the number of shares of Common Stock reserved for issuance under the Company Automatic Dividend Reinvestment and Stock Purchase Plan was 566,737; the number of shares of Common Stock reserved for issuance under the Company Retirement Savings Plan was 1,000,000; and the number of shares of Common Stock unissued, unreserved and available for use was 16,724,628. There are no shares of Preferred Stock outstanding.

     The amendment increasing the number of authorized shares is being proposed to make available additional shares of Common Stock for general corporate purposes, including potential issuances of shares pursuant to stock dividends, stock splits, acquisitions, financings and the Company's shareholder rights agreement. In the judgment of the board of directors, the additional shares authorized by the proposed amendment will provide flexibility in corporate decision-making in the event shares should be needed for any such desirable corporate purposes. The authorized but unissued shares of Common Stock can be issued without shareholder approval subject, however, to (i) the requirements of the New York Stock Exchange with respect to the Common Stock which, among other matters, require shareholder approval for certain issuances of shares which would result in an increase of 20% or more in the number or voting power of shares outstanding prior to the issuance, and (ii) applicable corporate law requirements.

     Although the Company has no present intention to issue shares of Common Stock in the future to make an acquisition of control of the Company more difficult, future issuances of Common Stock could have that effect. For example, the acquisition of shares of the Company's Common Stock by a person to acquire control of the Company might be discouraged through the public or private issuance of additional shares of Common Stock, since such issuance would dilute the percentage interest of the acquiring person in the equity of the Company. Shares of Common Stock could also be issued to existing stockholders as a dividend or privately placed with purchasers who might side with the board of directors in opposing a takeover bid, thus discouraging such a bid. The Company is not aware of any effort to accumulate its shares of Common Stock or to acquire control of the Company by means of a merger, tender offer solicitation in opposition to management or otherwise.

     The Company has in place certain provisions in its Articles and By-Laws which may have an anti-takeover effect. The Articles include provisions that require the approval by the holders of 80% of the voting power of Common Stock entitled to vote generally in the election of directors as a condition for mergers and certain other business combinations of the Company with any holder of more than 10% of that voting power ("Interested Shareholder") unless either (a) the transaction is approved by at least a majority of the directors who are unaffiliated with the Interested Shareholder and were directors before the Interested Shareholder became an Interested Shareholder, or (b) certain price and procedural requirements are met. The Articles also provide for a classified board of directors and for removal of directors only for cause upon the affirmative vote of holders of at least 80% of the voting power of the Company's shares. These provisions make it more difficult for shareholders to replace or remove directors even when this may be desired by holders of a majority of the Common Stock, thereby making it more difficult for an entity desiring to acquire or merge with the Company to obtain control of the board of directors. Also, the Articles authorize the issuance of 4,000,000 shares of Preferred Stock, the designations and relative preferences, limitations and rights, including voting rights, of which may be set by the directors. The rights of the holders of shares of different series of Preferred Stock may vary with respect to the matters which the board of directors has the discretion to establish. Those matters include dividend rights, preferences with respect to liquidation or other distributions, redemption and conversion rates and terms, and voting powers.
Because the voting powers of any series of Preferred Stock are to be determined by the directors, the existence of that class of securities enables the directors to vest large amounts of voting power in persons acquiring Preferred Stock. Holders of Preferred Stock may be given the right to vote as a class on certain matters and to elect directors, and each share may be convertible into such number of shares of Common Stock as may be specified by the directors. The ability of the directors to establish voting, redemption, conversion and other rights of holders of Preferred Stock might be used as part of a plan to frustrate a takeover attempt of the Company. The directors might establish and issue Preferred Stock even though the shareholders generally approve of the terms of a proposed takeover. Certain provisions of the By-Laws may also be deemed to have an anti-takeover effect. These sections further provide that shareholders may nominate directors or bring other business before a meeting of shareholders only if certain ownership, notification and related timing requirements are satisfied.

     The proposal to be acted upon at this meeting is not the result of a plan by the Company to adopt a series of anti-takeover provisions and the Company has no present intention to propose anti-takeover measures in the future. However, the Company does have a shareholder rights agreement, amended and restated as of May 31, 1996, pursuant to which it has distributed a dividend of one common share purchase right for each outstanding share of Common Stock. If and when the rights become exercisable, each right will entitle the registered holder to purchase from the Company one share of Common Stock at $60.00 per share. The rights are not intended to prevent a fair and equitable takeover of the Company and will not do so. However, the rights should discourage any effort to acquire the Company in a manner or on terms not approved by the board of directors. The rights are designed to deal with the serious problem of a potential acquirer using coercive or unfair tactics to deprive the board of directors of any real opportunity to determine the future of the Company and to realize the value of a shareholder's investment in the Company.

     If the amendment increasing the authorized shares had been approved by the Company's shareholders on September 30, 1997, there would have been 152,724,628 shares of Common Stock unissued, unreserved and available for issue on that date. The Company's authorized, unissued, and unreserved shares may be issued in such amounts, at such times and for such purposes as the board of directors may determine and, unless required by statute or the Articles or the rules of the New York Stock Exchange, without further shareholder action. There are no preemptive rights with respect to the Company's shares of Common Stock. The issuance of any or all of the authorized but unissued shares of Common Stock would have the effect of reducing the percentage of the Company owned by the present shareholders and may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. At this time, the Company has no specific plans, understandings, or arrangements for issuing any of the additional authorized shares of Common Stock.

     The Articles do not provide for cumulative voting. As a result, in order to be ensured of representation on the board of directors, a shareholder must control the votes of a majority of the shares present and voting at a shareholders' meeting at which a quorum is present. The lack of cumulative voting requires an entity seeking a takeover to acquire a substantially greater number of shares to ensure representation on the board of directors than would be necessary were cumulative voting available.

     The proposed amendment of the Articles will be approved if the votes cast in favor of the amendment exceed the votes cast against. Accordingly, abstentions, broker non-votes and instructions on the accompanying proxy to withhold authority for the proposed amendment will not be treated as votes against the proposal. The proposed amendment of the Articles will be filed with the Indiana Secretary of State and become effective upon the receipt of such shareholder approval.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock of the Company beneficially owned by the directors, the chief executive officer, the four named executive officers during the past fiscal year, and all directors and executive officers as a group, as of September 30, 1997:


   Name of Individuals or Identity     Shares Owned
   of Group                            Beneficially (1)
   ANTHONY E. ARD                            21,970  (2)
   Indianapolis, Indiana

   PAUL T. BAKER                             35,434  (2)
   Indianapolis, Indiana

   NIEL C. ELLERBROOK                        32,182  (2)(3)
   Indianapolis, Indiana

   L. K. EVANS                                4,588  (4)(5)
   Columbus, Indiana

   LAWRENCE A. FERGER                        87,660  (2)(6)
   Indianapolis, Indiana

   OTTO N. FRENZEL III                       18,139  (5)(7)
   Indianapolis, Indiana

   ANTON H. GEORGE                        1,849,202  (1)(5)
   Indianapolis, Indiana

   TIMOTHY M. HEWITT                         12,818  (2)(4)
   Indianapolis, Indiana

   DON E. MARSH                               5,763  (5)
   Indianapolis, Indiana

   RICHARD P. RECHTER                         7,551  (4)(5)
   Bloomington, Indiana

   JAMES C. SHOOK                            42,416  (5)(8)
   Lafayette, Indiana

   JEAN L. WOJTOWICZ                          1,776  (5)
   Indianapolis, Indiana

   JOHN E. WORTHEN                              426  (5)
   Muncie, Indiana

   All directors and executive            2,119,925  (1)
   officers as a group (13 persons)


(1) Except for Anton H. George, no director or executive officer owned beneficially as of September 30, 1997, more than .39 percent of Common Stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 270,723 shares or 1.20 percent of Common Stock of the Company outstanding as of that date. The beneficial ownership by Anton H. George of 1,849,202 shares or 8.19 percent of Common Stock of the Company is discussed above in "Voting Securities."

(2)  Includes shares awarded to Messrs. Ard, Baker, Ellerbrook,
Ferger and Hewitt under the Company Executive Restricted Stock
Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(3) Includes 809 shares held by Mr. Ellerbrook's wife, and he disclaims beneficial interest therein.

(4) Some or all of the shares owned by Messrs. Evans, Hewitt and Rechter are owned jointly with their wives.

(5) Includes shares granted under the Company Directors Restricted Stock Plan, some of which shares are subject to certain transferability restrictions and forfeiture provisions.

(6) Includes 3,981 shares held by Mr. Ferger's wife, and he disclaims beneficial interest therein.

(7) Includes 3,774 shares held in a trust, of which Mr. Frenzel is a co-trustee, and he disclaims beneficial interest therein.

(8) Includes 1,500 shares held by Mr. Shook's wife, and he disclaims beneficial interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 29, 1995, IGC Energy, Inc. ("Energy"), an indirect, wholly owned subsidiary of the Company, entered into a subscription agreement to purchase an interest in a limited partnership known as the Cambridge Ventures, L.P. (Partnership) ("CVLP"). CVLP is licensed by the United States Small Business Administration as a small business investment company. As such, CVLP operates as a venture fund and invests in equities, debt securities with equity participation and secured short and long-term loans; CVLP also participates in other funds. Energy has invested a total of $275,000 in CVLP, which represents, in the opinion of the board of directors, a fair and reasonable investment for Energy. Energy holds ten (10) partnership units out of the two hundred and twenty five and one half units (225.5) that have been sold in CVLP as of December 31, 1996.
On January 26, 1996, Jean L. Wojtowicz was elected to the board of directors of the Company and Indiana Gas. Although Ms. Wojtowicz is no longer an Indiana Gas director, she is now an Investments director. Ms. Wojtowicz is the President and a Director of Cambridge Capital Management Corp., which owns 50 percent of Cambridge Ventures, Inc., the general partner in CVLP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION


COMPENSATION COMMITTEE REPORT
     The Compensation Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its subsidiaries and serves as the administrator of the Company's Annual Management Incentive Plan ("Incentive Plan") and the Executive Restricted Stock Plan ("Stock Plan"). The committee is also responsible for monitoring the Company's executive compensation programs to ensure that they are aligned with the Company's business strategies and financial goals.

  A.  Executive Compensation Policy.

     The Company's total compensation program for officers includes base salaries, annual incentive payments, and restricted stock grants. The committee's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, at-risk annual and long-term incentives) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to serve customer, employee, and shareholder interests. The Company believes that the program also motivates the Company's officers to acquire and retain appropriate levels of stock ownership and is competitive with programs offered by the companies that comprise the peer group ("Peer Group") included in the performance graph on page 24. It is the opinion of the committee that the total compensation earned by Company officers in fiscal year 1997 achieves these objectives and is fair and reasonable. Each aspect of the total compensation program is discussed in greater detail below.

  B.  Components of Executive Compensation.

     Annual Compensation. The annual compensation program consists of two components, base salary and an at-risk incentive payment. Individual salaries are set within ranges based on comparisons to actual pay for comparable positions within the Peer Group, and industry in general. In determining actual salaries within these ranges, the committee takes into consideration individual performance, experience, potential, and changes in executive responsibilities. Establishing industry-based salary ranges provides an objective standard by which to judge the reasonableness of the Company's salaries, maintains the Company's ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded.

     All of the Company's officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Participation in the Incentive Plan, which includes the chief executive officer, is extended to those positions that play key roles in achieving annual financial and operating objectives. Annual incentive opportunities are also based on periodic reviews of prevailing Peer Group practices for comparable positions. The potential incentive award is determined annually by non-employee directors and is based upon a percentage of each participant's base salary. During the past fiscal year, incentive opportunities for executive officers, excluding the chief executive officer, ranged from 40 to 50 percent of salary.

     Prior to the start of the fiscal year, the committee recommends to the board of directors, and the board of directors (excluding Company and subsidiary employees) determines, minimum, target, and maximum corporate performance levels. The performance that is measured is the Company's financial performance, as determined by the Company's consolidated return on equity, relative to the average return on equity of companies in the Peer Group. Target performance levels are set in excess of Peer Group performance in order to ensure the linkage between financial performance and executive rewards. Depending upon the Company's financial performance, the size of this component can range from zero to the maximum level established for each participant in the Incentive Plan.

     In determining the cash payment that was received by executive officers during the past fiscal year, the Company's consolidated return on equity exceeded the target performance level and was at the maximum performance level as determined by the board of directors. Incentive payouts correspondingly were at the maximum amounts.

     The second and smaller performance component is based upon each executive's achievement of individual goals, which are consistent with the Company's overall objectives and which are established prior to the beginning of the fiscal year. Individual performance is monitored and evaluated subjectively throughout the fiscal year. Overall performance is measured after the end of the fiscal year by the chief executive officer. Among the executive officers, during the past fiscal year, no person had more than one-fourth of their total potential incentive under the Incentive Plan dependent upon the attainment of individual objectives.

     Amounts actually paid under the Incentive Plan during the past fiscal year relate to the Company's financial performance during fiscal year 1996. The amounts payable under the Incentive Plan as a result of the Company's financial performance for the past fiscal year will not be determined and paid until the end of calendar year 1997, and, accordingly, will be reflected in next year's proxy statement as part of fiscal year 1998 compensation.

     During the past fiscal year, Indiana Gas recognized, with the approval of its board of directors, and the concurrence of the independent members of the Company's board of directors, an after-tax restructuring charge in the amount of $24.5 million. The charge occurred as a result of a restructuring of Indiana Gas' operations, including the implementation of several actions designed to both reduce its operating costs and position it to remain a competitive choice for energy consumers vis-a-vis other energy providers. The Indiana Gas board of directors concluded that these actions were necessary in light of the fundamental changes occurring in the industry. The Company's consolidated return on equity for the past fiscal year after the Indiana Gas restructuring charge was 7 percent and before the Indiana Gas restructuring charge was 14.7 percent.

     The Incentive Plan authorizes the independent members of the Company's board of directors to exclude the effect of the restructuring charge from the measurement of the Company's consolidated return on equity if they conclude that the action is appropriate in light of unforeseen or unusual circumstances. On October 31, 1997, the Company's independent members of the board of directors determined that the restructuring charge should be excluded when measuring the Company's fiscal year 1997 consolidated return on equity under the Incentive Plan. In making that determination, those directors concluded that in light of the swift and fundamental changes occurring in the energy industry, as well as the long-term benefits that should inure to Indiana Gas and its customers from the restructuring, management should be encouraged to undertake this action, even though it will adversely affect the Company's short-term financial results. This action will affect payments made under the Incentive Plan during fiscal year 1998, and will be reported as compensation in next year's proxy statement. Absent this determination by the independent members of the board of directors, management would experience a substantial reduction in their at-risk compensation, even though their actions were determined by the board of directors to be both necessary and appropriate.

     Long-Term Incentive Compensation. The purpose of the Stock Plan is to retain and motivate the Company's principal officers and to increase their incentive to work toward the attainment of the Company's long-term growth and profit objectives by providing them with a means of acquiring or increasing a proprietary interest.
Under the Stock Plan, the committee recommends to the board, and the board (excluding Company and subsidiary employees) determines, the executive officers, as well as other principal officers, to whom grants will be made and the percentage of each officer's base salary to be used for determining the number of shares to be granted. Like the potential cash payment that may be received under the Incentive Plan, this component of total compensation is also performance driven and totally at-risk.

     The Stock Plan provides for a grant to eligible officers at the outset of each measuring period and also provides for grants of shares to be made to newly eligible principal officers during a measuring period. Through the end of the past fiscal year, every three years a grant was provided for each measuring period under the plan, with those periods consisting of consecutively running three-year periods. Shares were allocated under the Stock Plan effective October 1, 1987, for the "First Measuring Period," October 1, 1990, for the "Second Measuring Period," October 1, 1993, for the "Third Measuring Period," and October 1, 1996, for the "Fourth Measuring Period." As discussed below, effective October 1, 1997, the Stock Plan was amended to provide for annual grants to participants rather than grants every three years.

     To be eligible for a grant, a principal must consent in writing to observe the restrictions imposed on the shares. The shares may not be sold, transferred, pledged, or assigned until such restrictions are lifted. For the three-year grants that were provided under the Stock Plan through the end of the past fiscal year, the restrictions are lifted in 33 1/3 percent increments on the fourth, fifth, and sixth anniversaries of the calendar day immediately preceding the first calendar day of the measuring period.

     The granting of additional shares, if any, and the application of forfeiture provisions, depends upon two primary criteria: (i) certain measurements of the total return to the Company's shareholders in comparison to the total return of shareholders of the companies in the Peer Group; and (ii) the continued employment of the officer during the period of restriction.

     For each three-year measuring period under the Stock Plan, depending upon the total return provided to the Company's shareholders relative to the total return provided by each of the companies in the Peer Group, there are three possible outcomes.
If the Company's total return places it in the bottom quartile, all of the shares are forfeited. If the Company's total return places it in the second or third quartiles, the original grant is vested, subject to continuing employment by the officers during the remaining period of restriction. If the Company's total return places it in the top quartile, the original grant is doubled and vested, subject to continuing employment by the officers during the remaining period of restriction.

     For the First Measuring Period ended September 30, 1990, the Second Measuring Period ended September 30, 1993, and the Third Measuring Period ended September 30, 1996, the number of shares originally granted were doubled under the Stock Plan because the Company's total return to shareholders placed it in the top quartile compared to the total return performance of the Peer Group companies. Among all of the companies in the Peer Group, the Company was the sole Peer Group member to perform in the top quartile for all three measuring periods.

     Effective October 1, 1997, the Stock Plan was amended to provide that grants would be provided on an annual basis instead of every three years. To reflect the change from three-year grants to annual grants, the percentage of the participant's annual salary that is used to determine the grant is no longer subject to a multiplier of three. Although grants will still be subject to a three year total return performance measuring period, as described above, all of the restrictions will be lifted on the fourth anniversary of the calendar day immediately preceding the first calendar day of the measuring period applicable to that grant. It is the opinion of the committee that this will better ensure that in each fiscal year the Company's total return to shareholders will have a significant effect upon participants' total compensation.

     It is the opinion of the committee that the Stock Plan meets its objective of providing executive officers, as well as other principal officers, with the appropriate long-term interest in maximizing shareholder value. A participant's increased level of equity in the Company is contingent upon the additional enhancement of shareholder value relative to the performance of companies in the Peer Group. In addition, the vesting restrictions provide an incentive for all plan participants to remain with the Company.

  C.  Chief Executive Officer Compensation.

     The compensation of Lawrence A. Ferger, Chairman and Chief Executive Officer, consists of the same components as for other executive officers, namely base salary, an at-risk payment under the Incentive Plan, and an at-risk grant of restricted stock under the Stock Plan.

     In establishing Mr. Ferger's total compensation for fiscal year 1997, the committee considered the total compensation of other chief executive officers in the Peer Group, the financial and business performance of the Company, and a subjective evaluation of the leadership role provided by Mr. Ferger.

     Mr. Ferger's payment received under the Incentive Plan during fiscal year 1997 was based entirely upon the financial performance of the Company as measured by its consolidated return on equity relative to the average return on equity of companies in the Peer Group. This method of measurement ensures the linkage of this aspect of Mr. Ferger's compensation to Company performance. Under the Incentive Plan, the maximum award Mr. Ferger was eligible to receive was an amount equal to sixty percent of his base salary. As discussed above with respect to other executive officers, during the past fiscal year the Company's consolidated return on equity exceeded the target performance level and was at the maximum performance level as determined by the board. The incentive payout correspondingly was at the maximum level.

     Mr. Ferger's receipt of restricted shares under the Stock Plan is likewise directly linked to the Company's performance. Whether stock is received and, if so, in what amount, will depend upon the measurement of the total return provided to the Company's shareholders in comparison to the total return provided to the shareholders of companies in the Peer Group. As discussed above with respect to the other executive officers, fiscal year 1997 was the first year of the fourth three year measuring period under the Stock Plan. Whether and to what extent Mr. Ferger will be permitted to retain the grant of restricted stock received during the past fiscal year under the Stock Plan will depend upon the Company's financial performance during the Fourth Measuring Period. Moreover, grants of restricted stock after the past fiscal year will be in accordance with the Stock Plan, as amended, as discussed in Section B under "Long-Term Incentive Compensation".

     For the same reasons expressed above with respect to the conclusion regarding the appropriateness of the total compensation provided other executive officers, it is the opinion of the committee that Mr. Ferger's total compensation is reasonable and appropriate.

     D. Compensation Consultant, Termination Benefit Agreements And Deductibility Of Executive Compensation.

     To assist the committee, the services of an independent compensation consultant are utilized. The consultant assists by evaluating the total compensation system relative to the compensation systems employed by companies in the Peer Group. The consultant also provides an additional measure of assurance that the system is a reasonable and appropriate means to achieve the Company's objectives.

     As described on page 27 under the heading "Employment and Termination Benefit Agreements," with the exception of Timothy M. Hewitt, the Company has entered into such agreements with each of the executive officers. Neither form of agreement affects in any manner the recommendations of the committee and the determinations by the board (excluding employees of the Company and its subsidiaries) with respect to the total compensation provided the executive officers.

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code (Code), applicable to the individual executives named in the Summary Compensation Table, that disallows corporate deductibility for "compensation" paid in excess of $1 million unless the compensation is payable solely on account of achievement of an objective performance goal. The committee does not anticipate that in the near future the compensation paid to executive officers in the form of base salaries and incentive compensation will be non-deductible under Section
162(m) of the Code.


                         Otto N. Frenzel III, Chair
                         Don E. Marsh
                         Richard P. Rechter

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Lawrence A. Ferger is a director of National City Bank, Indiana. Otto N. Frenzel III, chair of the Company's Compensation Committee, is Chairman of the Executive Committee of National City Bank, Indiana. During the past fiscal year, Indiana Gas had a bank line of credit agreement with National City Bank, Indiana for borrowing by Indiana Gas not to exceed $25,000,000 at any one time. At September 30, 1997, there was $5,000,000 outstanding under such line. The interest on borrowings under that line of credit has been at a rate not to exceed the prime lending rate at the bank which, in the opinion of the board of directors, is fair. Similar bank lines of credit agreements have been in effect between Indiana Gas and the bank in the normal course of business for many years. Moreover, as of September 30, 1997, Energy Realty, Inc., an indirect subsidiary of the Company, had two loans outstanding in an aggregate amount of approximately $5,432,254 from National City Bank, Indiana at variable rates of interest tied to commercially-recognized benchmarks, which in the opinion of the board of directors are fair. During the past fiscal year, the Company and its subsidiaries collectively paid National City Bank, Indiana remittance processing fees, including bank service charges, of $611,495, and interest on short-term debt in the amount of $247,064, which payments, in the opinion of the board of directors, were fair. Finally, on July 31, 1995, Energy Realty, Inc. and National City Bank, Indiana each invested $806,250 in the Lebanon Housing Partnership, L.P. As a result of these investments, each company owns 37.125% of the partnership.

     None of the Company's executive officers is a member of the Compensation Committee.

COMPENSATION

     The following tabulation shows for the fiscal years ended September 30, 1995, 1996 and 1997, the compensation paid by the Company and its subsidiaries to each of the five most highly compensated executive officers of the Company (considering for this purpose Mr. Ard, Mr. Baker and Mr. Hewitt, all of whom were executive officers of Indiana Gas during the past fiscal year, to be executive officers of the Company) in all capacities in which they served.

                     Summary Compensation Table

     (a)        (b)    (c)       (d)          (e)         (h)          (i)
                                                        Long-Term
                                                      Compensation   All Other
                  Annual Compensation                    Payouts    Compensation
                                          Other Annual    LTIP
Name and                                  Compensation   Payouts
Principal
Position in
Group (1)       Year   Salary    Bonus(2)     (3)         (4)          (5)


Lawrence A.     1995   $347,615  $139,439 $ 35,665     $198,336      $ 15,790
Ferger,         1996    370,922   173,808   26,817      223,592        15,980
Chairman,       1997    396,692   222,577   55,052      297,232        39,225
President and
Chief
Executive
Officer

Paul T. Baker,  1995    236,077    75,093   10,541       52,506        13,050
Sr. V.P. and    1996    249,308    89,709    8,240       59,183        13,137
Chief           1997    257,785   118,561   20,134       99,068        28,991
Operating
Officer,
Indiana Gas

Niel C.         1995    175,885    56,179   14,271       81,829        11,700
Ellerbrook,     1996    186,846    67,617   10,604       92,235        11,985
Executive V.P.  1997    217,923    89,271   21,050      114,419        21,117
and Treasurer
and Chief
Financial
Officer

Anthony E.      1995    133,962    32,755    7,905       48,202        10,926
Ard,            1996    142,019    38,104    5,727       54,332        12,067
Sr. V.P. of     1997    147,477    68,485   10,678       58,102        20,037
Corp. Affairs,
Indiana Gas

Timothy M.      1995    124,577    31,875    6,071       38,601        13,251
Hewitt, V.P.    1996    131,385    36,680    4,317       43,509        10,721
of Operations   1997    136,977    50,510    7,577       41,739        14,662
and
Engineering,
Indiana Gas

(1) The principal position titles are as of September 30, 1997. As described on pages 4-7, Messrs. Ferger, Baker, Ellerbrook and Ard each had principal position changes effective October 1, 1997.

(2) The amounts shown in this column are payments under the Annual Management Incentive Plan, which was discussed above in Parts B and C of the Compensation Committee Report relating to "Annual Compensation." Amounts paid in any fiscal year are attributable to the Company's performance in the prior fiscal year. Payments earned in fiscal year 1997 have not been determined and approved for distribution by the Company's Compensation Committee. The Company's performance over the last five years is depicted on page 25.

(3) The amounts shown in this column are dividends paid on restricted shares issued under the Stock Plan, which was discussed above in Parts B and C of the Compensation Committee Report relating to "Long-Term Incentive Compensation."

(4) The amounts shown in this column represent the value of shares issued under the Stock Plan and for which restrictions were lifted in each of those fiscal years. For instance, the amounts shown for fiscal year 1997 represent the value of one-third of the Third Measuring Period shares, including the performance grant, issued under the Stock Plan and for which restrictions were lifted as of September 30, 1997. After the lifting of those restrictions, the executive officers, as a group, held 79,034 restricted shares, with an aggregate market value of those shares as of that date of $2,351,263. Those shares continue to be subject to restrictions imposed by the Stock Plan, and they represent two-thirds of the initial grant and the performance grant of the Third Measuring Period shares, and all of the initial grant of the Fourth Measuring Period. The number and value of restricted shares held by each executive officer on September 30, 1997, was as follows: Lawrence A. Ferger - 37,880 shares, $1,126,930; Paul T. Baker - 14,178 shares, $421,796;
Niel C. Ellerbrook - 14,458 shares, $430,126; Anthony E. Ard - 7,332 shares, $218,127; and Timothy M. Hewitt - 5,186 shares, $154,284.

(5) The amounts shown in this column are Company contributions to the Retirement Savings Plan and the dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to split-dollar life insurance for the benefit of executive officers.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                        Estimated Future Payouts
                                    Under Non-Stock Price-Based Plans

      (a)          (b)       (c)          (d)        (e)        (f)
               Number of  Performance
Name and         Shares,    or Other                Target
Principal       Units or Periods Until  Threshold   Number     Maximum
Position in       Other   Maturation    Number of  of Shares  Number of
Group (1)      Rights(2) or Payout(3)    Shares(4)   (5)      Shares(6)

Lawrence A.      32,885          -           0       17,899     35,798
Ferger,
Chairman,
President and
Chief Executive
Officer

Paul T. Baker,   12,513          -           0        7,518     15,036
Sr. V.P. and
Chief Operating
Officer,
Indiana Gas

Niel C.          12,535          -           0        6,766     13,532
Ellerbrook,
Executive V.P.
and Treasurer
and Chief
Financial
Officer

Anthony E. Ard,   6,355          -           0        3,425      6,850
Sr. V.P. of
Corp.  Affairs,
Indiana Gas

Timothy M.        4,485          -           0        2,381      4,762
Hewitt, V.P. of
Operations and
Engineering,
Indiana Gas


(1) The principal position titles are as of September 30, 1997. As described on pages 4-7, Messrs. Ferger, Baker, Ellerbrook and Ard each had principal position changes effective October 1, 1997.

(2) This column shows the restricted shares awarded during fiscal year 1997 under the Executive Restricted Stock Plan. The manner for determining the awards under the plan, and other terms and conditions of that plan, are discussed above in Part B of the Compensation Committee Report relating to "Long-Term Incentive Compensation." The market value of the shares on the dates of the grants is determined according to a formula in the plan based on an average price over a period of time preceding the grant. Dividends are paid directly to the holders of the stock. Included are the performance grant relating to the Third Measuring Period and the initial grant shares for the Fourth Measuring Period. As explained above in footnote (4) to the Summary Compensation Table, one-third of the Third Measuring Period initial grant and performance grant shares became unrestricted as of September 30, 1997, and the dollar value of those shares is shown in the fiscal year 1997 data in column (h) of the Summary Compensation Table.

(3)  As discussed above in Part B of the Compensation Committee
Report relating to "Long-Term Incentive Compensation," for grants provided through the end of the past fiscal year, the restrictions are lifted in 33 1/3 percent increments on the fourth, fifth, and sixth anniversaries of the calendar day immediately preceding the first calendar day of the measuring period. The granting of additional shares, if any, and the application of forfeiture provisions depends upon certain measurements of the Company's total return to shareholders in comparison to the total return to shareholders of a predetermined group of comparable companies.

(4) The Fourth Measuring Period initial grant shares, which are included in the total number of shares shown in column (b) and are set forth separately in column (e), are subject to forfeiture. If the Company's performance compared to the peer group during this measuring period places it in the bottom quartile, the executive officers will forfeit all of the shares granted for this period.

(5) The Fourth Measuring Period initial grant shares, which are included in the total number of shares in column (b), are presented in this column. If the Company's performance compared to the peer group during this measuring period places it in the middle two quartiles, these shares will vest. As indicated in footnote (2), in addition to these shares, column (b) includes the Third Measuring Period performance grant shares. The performance grant shares will generally vest upon the expiration of the relevant time periods specified in the Executive Restricted Stock Plan and are no longer subject to risk of forfeiture.

(6) Under the Executive Restricted Stock Plan, if the Company's performance compared to the peer group during the Fourth Measuring Period places it in the top quartile, an additional performance grant equal to the original Fourth Measuring Period grant will be made. In that event, the shares shown in column (e) will be doubled.

CORPORATE PERFORMANCE

     The following Total Return to Shareholders graph compares the performance of the Company with that of the S&P 500 Composite, the S&P Utilities Index and a group of peer gas distribution companies, with the return weighted based on market capitalization. The Return on Equity graph compares the performance of the Company with the same peer group. For fiscal year 1997, companies in the peer group are as follows: AGL Resources, Atmos Energy Corp., Bay State Gas Co., Cascade Natural Gas Corp., CTG Energy Resources, Inc. (formerly Connecticut Natural Gas Corp.), Energen Corp., KeySpan Energy Corp. (formerly Brooklyn Union), Laclede Gas Co., MCN Energy Group (formerly MCN Corp.), National Fuel Gas Co., New Jersey Resources Corp., NICOR, Inc., NW Natural (formerly Northwest Natural Gas Co.), NUI Corp., Pacific Enterprises, Pennsylvania Enterprises, Inc., Peoples Energy Corp., Piedmont Natural Gas Co., Inc., Public Service Co. of North Carolina, Inc., South Jersey Industries, Inc., SEMCO Energy, Inc. (formerly Southeastern Michigan Gas Enterprises, Inc.), Southern Union Co., Southwest Gas Corp., Southwestern Energy Co., UGI Corp., Washington Gas Light Co. and WICOR, Inc. The companies to be included in the peer group were determined by one of the Company's investment bankers and approved by the Company's Compensation Committee.

     From year to year, the Company's investment bankers review the composition of the peer group to ensure comparability among the member companies. If in their judgment a company is determined not to be comparable, it will be removed from the peer group and, if possible, replaced with a comparable company. Companies can also be removed if they are acquired or merged out of existence. Based upon an assessment of the comparability of the existing peer group, the Company's investment bankers changed the peer group used for fiscal year 1996 (the "1996 Peer Group") by removing both United Cities Gas Co. and Washington Energy Co., which were each merged out of existence, and adding Eastern Enterprises. The 1996 Peer Group, as revised for these changes, was used during fiscal year 1997 (the "1997 Peer Group"). The following graphs reflect comparisons of total return for the 1997 Peer Group, the 1996 Peer Group, the S&P 500 and the S&P Utilities.

Total Return to Shareholders (1) (2) (3)

                           [INSERT GRAPH A]

                  1992   1993   1994    1995   1996    1997
IEI              0.00%  24.79% 11.36%  28.07% 51.02%  93.01%
1997 PEER GROUP  0.00%  30.03% 15.90%  32.02% 66.55%  99.41%
1996 PEER GROUP  0.00%  30.50% 15.88%  31.42% 65.91%  99.75%
S&P 500          0.00%  13.00% 17.17%  52.02% 82.92% 156.91%
S&P UTILITIES    0.00%  24.43%  8.13%  37.96% 48.31%  69.64%

(1) The total return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the respective peer groups, the S&P 500 Composite and the S&P Utilities Index is based on the stock price or composite index at the end of fiscal 1992.

(2) As discussed in the "Compensation Committee Report" above, the Stock Plan also measures the Company's total return to shareholders. However, the Stock Plan methodology requires a determination of the total return to shareholders of the Company and the peer group companies by comparing a 12-month average trading price at the end of the measuring period with a 12-month average price preceding the measuring period. Unlike the Stock Plan methodology, the methodology used in preparing the above performance graph requires a measurement of the total return to shareholders of the Company and of the peer group companies at specific points in time--activity as of September 30, 1992 compared with activity as of September 30, 1993, 1994, 1995, 1996 and 1997. Moreover, the Stock Plan also uses a three-year measurement period versus the five-year measurement period used in the above performance graph. Finally, the Stock Plan's measurement of peer group companies' performance is not weighted by the companies' relative market capitalization, while the above performance graph does use such weighting. Because of the differences in these two methodologies, the measurements produced by the Stock Plan and the above performance graph will vary.

(3) Two companies had a significant impact on the total return performance of both the 1997 Peer Group and the 1996 Peer Group when those returns were weighted based upon market capitalization. Excluding those two companies which have returns substantially higher than the other companies in the Peer Groups, the total returns of both the 1997 Peer Group and the 1996 Peer Group would have been approximately 85 percent, compared to the Company's total return of approximately 93 percent.

Return on Equity (1) (2) (3)

                          [INSERT GRAPH B]

                  1992    1993   1994    1995   1996
IEI              11.46%  14.68% 13.00%  11.94% 14.63%
PEER GROUP        9.45%  10.34% 11.40%   9.15% 12.05%

(1) Under the Incentive Plan, payments are awarded on the basis of the Company's average return on equity compared to that of the peer group in any fiscal year and are paid in the first quarter of the succeeding fiscal year. Accordingly, payments paid to executive officers in the first quarter of fiscal year 1997 were based on the Company's comparative return on equity during the fiscal year 1996, and so on, back to 1988, the first year in which payments were made.

(2) For purposes of the Incentive Plan, average return on equity for both the Company and the peer group has been computed using the simple average of beginning and ending common shareholders' equity as of September 30.

(3) The peer group return on equity by fiscal year reflects the peer group for each of those years as determined by the Company's investment bankers and approved by the Compensation Committee. See the discussion above under "Corporate Performance."

RETIREMENT SAVINGS PLAN

     As of October 1, 1994, Indiana Gas merged its Retirement Savings Plan for bargaining employees ("Bargaining Savings Plan") into its Retirement Savings Plan for non-bargaining employees ("Savings Plan"). The primary objective for this action was to reduce the level of resources required to administer two plans. In general, the Savings Plan permits participants to elect to have not more than 15 percent of their qualified compensation (subject to certain maximums imposed on highly compensated employees by the Internal Revenue Code) invested on a tax-deferred basis in shares of the Company's Common Stock or various investment funds. Non-bargaining participants in the Savings Plan have matching Company contributions made to the plan on their behalf equal to 100 percent of their contributions not in excess of 3 percent of their individual redirected compensation, and 50 percent of their contributions in excess of 3 percent, but not in excess of 8 percent of their individual redirected compensation. Also, a 2.5 percent lump sum Company contribution is made to the Savings Plan for all eligible non-bargaining employees at the end of each year. Effective October 1, 1997, sponsorship of the Savings Plan was transferred from Indiana Gas to the Company and that plan was renamed the Indiana Energy, Inc. Retirement Savings Plan. Other than sponsorship of the plan, it remains unchanged in all material respects.

     The Summary Compensation Table shows the value of Indiana Gas contributions made to the plan for executive officers in the column marked "All Other Compensation."

RETIREMENT PLANS

     During the past fiscal year, Indiana Gas had two defined benefit pension plans covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. One such plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The remuneration covered by this plan includes all compensation for regular work periods (excluding overtime, bonuses and other forms of additional compensation). As of July 1, 1991, the retirement plans maintained by Terre Haute and Richmond were merged into, and became part of, the Indiana Gas defined benefit pension plans. Effective October 1, 1997, sponsorship of the plan that covers salaried employees was transferred to the Company and it was renamed the Indiana Energy, Inc. Combined Non-Bargaining Retirement Plan. Other than sponsorship of the plan, it remains unchanged in all material respects.

     During the past fiscal year, Indiana Gas had a supplemental pension plan covering the principal officers of the Company, its subsidiaries, and Carl L. Chapman, president of ProLiance Energy, LLC, a joint venture between a Company subsidiary and Citizens By-Products Coal Company, an affiliate of Citizens Gas & Coke Utility. The supplemental pension plan provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. The supplemental pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein, including service requirements. This supplemental pension plan also provides a reduced benefit to a participant who voluntarily terminates his employment with a participating employer (which may consist of the Company or one or more of its subsidiaries) before normal retirement age (65), but following a change in control of the Company. The remuneration covered by the supplemental pension plan includes all compensation for regular work periods (including incentive payments and other forms of additional compensation). Effective October 1, 1997, sponsorship of this plan was transferred to the Company and it was renamed the Indiana Energy, Inc. Unfunded Supplemental Retirement Plan. Other than sponsorship of the plan, it remains unchanged in all material respects.

     Upon retirement at or after age 65, any participant in the supplemental pension plan will, in general, be entitled to an annual pension for life which, when added to primary Social Security benefits, benefits paid under the defined benefit pension plan described above and benefits under the Retirement Savings Plan attributable to contributions by participants' employers, will equal approximately 65 percent of the participant's average annual compensation during the 60 consecutive calendar months immediately preceding the participant's retirement date. The amounts paid under the supplemental pension plan are unfunded and are paid from the general assets of the Company.

     The following table illustrates the estimated normal annual retirement benefits payable to a covered participant retiring at age 65 under the supplemental pension plan and under the defined benefit plan based on the specified remuneration and under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries. The compensation included in the Summary Compensation Table under salary and payments under the annual Incentive Plan qualifies as remuneration for purposes of these plans. The amounts shown do not reflect reductions, which would result from joint and survivor elections.


                            Pension Table
                   15 or More Years of Service (1)

                 Remuneration     Amount of Benefits
                     Level               (2)
                  $125,000            $ 81,250
                   150,000              97,500
                   175,000             113,750
                   200,000             130,000
                   225,000             146,250
                   250,000             162,500
                   300,000             195,000
                   350,000             227,500
                   400,000             260,000
                   450,000             292,500
                   500,000             325,000

 (1) The compensation covered by the plans includes the salary and incentive payments shown on the Summary Compensation Table. Years of service are not used in calculating the benefit amount under the Unfunded Supplemental Retirement Plan. The amounts shown above are offset by Social Security and benefits under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries.

  (2) Although the benefit attributable to the Savings Plan will be paid in a single lump sum payment, it has been converted to an annual benefit for purposes of this table. The estimated aggregate annual pension plan benefit may be greater than the amounts in the table to the extent that the Savings Plan benefit, after conversion to an annual benefit and when added to the annual benefit under the applicable defined benefit plan, exceeds the amount specified in the table. Since the Savings Plan has only been in effect for a few years, it is unlikely in the near future that the aggregated Savings Plan benefit and defined benefit plan benefits will exceed the amount specified in the table.


EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS

   The Company, with approval of the boards of directors, has entered into employment agreements with four out of the five executive officers listed in the Summary Compensation Table. Each agreement continues unless notice of termination is given by either party, in which event the agreement will terminate three years from the date of the notice. The period between notice and termination is defined as an "employment period" under each agreement. Each officer is entitled to compensation consisting of the annual aggregate base salary or salaries, and such additional compensation as the board determines throughout the employment period. Each agreement is also subject to termination in the event of disability, death, or voluntary retirement by the individual or his termination for cause.

   The Company, with approval of the board of directors, has entered into termination benefit agreements with each of the executive officers listed in the Summary Compensation Table. With the exception of Timothy M. Hewitt, the agreements provide that if there is an acquisition of control of the Company (as defined in the agreements), the Company is obligated to pay the termination benefits under the following conditions:

     Within three years the Company terminates the employment of the executive for any reason (other than cause, death, the executive's attainment of age 65,or the executive's total and permanent disability); or

     Within three years the executive voluntarily terminates his employment for good reason (i.e., certain material changes in the terms of the executive's employment);or

     The executive voluntarily terminates his employment without reason during the 30-day period immediately following the first anniversary of the acquisition of control.

The termination benefits payment is the executive's average annual compensation for the most recent five calendar years multiplied by 299.99%. The initial term of the agreements expires on October 1, 2002 and shall be automatically extended for one year periods unless the Company notifies the executive prior to October 1 of each succeeding year that the Agreement will terminate at the end of the five year period that begins with October 1 following the date of such written notice. The agreement with Mr. Hewitt is comparable to the agreements just described, except that the provisions of Mr. Hewitt's agreement, including the termination benefits payment, are predicated upon the use of one year rather than three years.

INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

   Arthur Andersen, L.L.P., Indianapolis, has been selected by the board of directors as the independent public accountants of the Company and its subsidiaries for fiscal year 1998. The selection was made upon the recommendation of the Audit Committee of the board of directors. See "Meetings and Committees of the Board of Directors." Arthur Andersen, L.L.P. has served as auditors for the Company since 1986 and for Indiana Gas since its organization in 1945. A representative of that firm will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to questions.

COST AND METHOD OF SOLICITATION

   The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in soliciting proxies from shareholders, including brokers' accounts, at an estimated fee of $5,000 plus reasonable out-of-pocket expenses.
In addition, some of the officers and regular employees of the Company, who will receive no compensation therefor in addition to their regular salaries, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy material to beneficial owners.

ANNUAL REPORT

   A copy of the Company's annual report, including consolidated financial statements for the fiscal year ended September 30, 1997, was mailed to shareholders on or about December 5, 1997.

REVOCATION RIGHTS

   A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

   Under Rule 14a-8 under the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 1999 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 1999 annual meeting, shareholder proposals must be received at the Company's principal office, 1630 North Meridian Street, Indianapolis, Indiana 46202-1496, Attention: Corporate Secretary, no later than August 7, 1998, and must otherwise comply with the requirements of Rule 14a-8.

   If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company's Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company's Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder's notice must be delivered to, or mailed and received at, the principal office of the Company not less than 50 days nor more than 90 days prior to the meeting, provided, however, that if less than 60 days' notice of the meeting date is given, notice by the shareholder must be so received by the Company not later than the tenth day following the day on which the notice is given.

   By order of the board of directors.

                                          INDIANA ENERGY, INC.




                                          By RONALD E. CHRISTIAN
                                          Secretary and General Counsel








Indianapolis, Indiana
December 5, 1997




Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                              [SIDE 1]

INDIANA ENERGY, INC.                    PROXY/VOTING INSTRUCTION CARD
COMMON STOCK

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on January 28, 1998.

ANTHONY E. ARD, CARL L. CHAPMAN and RONALD E. CHRISTIAN and each of them, are hereby appointed proxies of the undersigned, with power of substitution, to vote all of the shares of Common Stock of INDIANA ENERGY, INC., owned by the undersigned, at the Annual Meeting of Shareholders to be held on January 28, 1998, and at any adjournments thereof, on the matters and in the manner specified on the reverse side of this proxy.

Receipt of Notice of Annual Meeting of Shareholders, dated December 5, 1997, and Proxy Statement attached thereto is hereby acknowledged.

This proxy will be voted as directed. If no direction is given, this proxy will be voted FOR the proposals.

1.  Election of Directors (three-year term):

       Nominees:  Paul T. Baker, Otto N. Frenzel III, Don E. Marsh and
                  Richard P. Rechter.

2. Amendment to the Articles of Incorporation to increase the authorized Common Stock from 64,000,000 to 200,000,000 shares.

You are encouraged to specify your choices by marking the appropriate box on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE
ENCLOSED ENVELOPE.
                              [SIDE 2]

    x
Please mark your votes as in this example.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the proposal.


     The Board of Directors recommends a vote FOR the
           Election of Directors and vote FOR the
         Amendment to the Articles of Incorporation.


                   FOR  WITHHELD authority for all Nominees

1.  Election of                  To withhold authority to vote
    Directors                    for any specific nominee(s), mark
                                 the "WITHHELD" box and write the
                                 name of each nominee for whom
                                 you are withholding authority to
                                 vote on the line provided below.


                    		   FOR  AGAINST  ABSTAIN

2.  Amendment to the Articles
    of Incorporation



3. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.



                              Please sign exactly as your name(s)
                              appears hereon.  All joint tenants
                              should sign.  When signing  as
                              attorney,    executor,   administrator,
                              trustee or guardian, give full title as
                              such.  If a corporation, sign the  full
                              corporate   name   by   an   authorized
                              officer.   If  a partnership,  sign  in
                              partnership name by authorized person.



                              Signature(s)                   Date